     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                          Engineering Animation, Inc.

             (Exact name of registrant as specified in its charter)

           Delaware                       42-1323712
 (State or other jurisdiction           (IRS Employer
              of                     Identification No.)
incorporation or organization)

                             2321 North Loop Drive
                                Ames, Iowa 50010
                                 (515) 296-9908

          (Address, including zip code, and telephone number including area code, of registrant's principal executive office)

                                Matthew M. Rizai
                     President and Chief Executive Officer
                             2321 North Loop Drive
                                Ames, Iowa 50010
                                 (515) 296-9908

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   Copies to:

             Jamie A. Wade, Esq.                     George C. McKann, Esq.                   John R. Sagan, Esq.
         Engineering Animation, Inc.               Gardner, Carton & Douglas                 Mayer, Brown & Platt
            2321 North Loop Drive              321 North Clark Street, Suite 2900           190 South LaSalle Street
              Ames, Iowa 50010                      Chicago, Illinois 60610                 Chicago, Illinois 60603

                           --------------------------

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Stockholders shall determine.
                           --------------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  Proposed Maximum    Proposed Maximum
          Title of Each Class of                 Amount to         Offering Price        Aggregate           Amount of
        Securities to be Registered            be Registered        Per Share(1)     Offering Price(1)    Registration Fee
Common Stock, $.01 par value per share(2)..      1,102,498            $39.9375          $44,031,014           $12,990

(1) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(c) based on the average of the high and low prices of the Common Stock as reported by the Nasdaq Stock Market National Market on March 9, 1998.

(2) Includes associated rights ("Rights") to purchase 1/100 of a share of Series A Junior Participating Preferred Stock, par value $.01 per share. Rights initially are attached to and trade with the Common Stock. The value attributable to such Rights, if any, is reflected in the market value of the Common Stock.
                           --------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             Subject to Completion
                                 March 11, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus

1,102,498 SHARES

Engineering Animation, Inc.
COMMON STOCK
(PAR VALUE OF $.01 PER SHARE)

This Prospectus relates to 1,102,498 shares of common stock, $.01 par value per share ("Common Stock"), of Engineering Animation, Inc., a Delaware corporation (the "Company" or "EAI"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company will bear the costs relating to the registration of the Common Stock estimated to be approximately $145,000.

In connection with (i) the merger of COHO, Inc., a wholly owned Iowa subsidiary of EAI, with and into Cimtech, Inc. ("Cimtech"), an Iowa corporation (the "Cimtech Merger"); (ii) the merger of Technology Company Ventures, L.L.C., an Oregon limited liability company ("TCV"), with and into Shell Beaver, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of EAI (the "TCV Merger"), (iii) the merger of Transitory Beaver, Inc., a wholly-owned Delaware subsidiary of EAI with and into Rosetta Technologies, Inc. ("Rosetta"), an Oregon corporation (the "Rosetta Merger"), (the Coho Merger, the TCV Merger and the Rosetta Merger are referred to herein collectively as the "Mergers"), EAI entered into Registration Rights Agreements with the Selling Stockholders who had been stockholders of Cimtech or Rosetta or members of TCV, pursuant to which EAI agreed under certain circumstances to register shares of Common Stock held by those Selling Stockholders. The shares of Common Stock offered hereby are registered as a result of (i) requests for registration pursuant to those Registration Rights Agreements and (ii) requests by certain other stockholders of the Company to include shares of Common Stock in this registration statement.

The shares of Common Stock to which this Prospectus relates may from time to time be offered and sold by the Selling Stockholders to or through J.P. Morgan Securities Inc., through one or more agents or dealers or directly to purchasers. There is no agreement at this time between the Selling Stockholders and J.P. Morgan Securities Inc. with respect to such shares of Common Stock. The name of any dealer or agent involved in the offering of any such shares of Common Stock will be set forth in the accompanying Prospectus Supplement. The accompanying Prospectus Supplement will also set forth the amounts proposed to be purchased by J.P. Morgan Securities Inc. or any such dealer or agent, any applicable fee, commission or discount arrangements with them and the initial offering price. Unless otherwise specified in the accompanying Prospectus Supplement, the Selling Stockholders will have the sole right to accept or reject, in whole or in part, any offer to purchase shares of Common Stock and reserve the right to withdraw, cancel or modify, without notice, the offer to sell shares of Common Stock contained in this Prospectus and in any accompanying Prospectus Supplement. See "Plan of Distribution" for possible indemnification for the agents and J.P. Morgan Securities Inc. This Prospectus may not be used in connection with the sale of any Common Stock unless accompanied by the applicable Prospectus Supplement.

The Common Stock is traded on the Nasdaq Stock Market National Market ("NNM") under the symbol "EAII". The last reported price of the Common Stock as reported on the NNM on March 10, 1998 was $43.25 per share.

See "RISK FACTORS" beginning on page 3 for certain information that should be considered by prospective investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

J.P. Morgan & Co.

          , 1998

                             Available Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected without charge and copies may be obtained (at prescribed rates) at the facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at: http://www.sec.gov.

The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement, including the exhibits and schedules thereto, a copy of which may be obtained from the Commission. The statements contained in this Prospectus as to the contents of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete; each such statement is qualified in its entirety by reference to such document.

No person has been authorized to give any information or make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

No action has been or will be taken in any jurisdiction by the Company, the Selling Stockholders or any underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company, the Selling Stockholders and any underwriter to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

               Incorporation of Certain Information By Reference

The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

    2. The description of the Common Stock of the Company which is contained in the Company's Registration Statement on Form 8-A dated January 31, 1996 filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

EAI hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Jamie A. Wade, Secretary, Engineering Animation, Inc., 2321 North Loop Drive, Ames, Iowa 50010, telephone (515) 296-9908.

                                  The Company

EAI specializes in developing and applying three-dimensional ("3D") and two-dimensional ("2D") visualization technology to meet the productivity, communication, education and entertainment needs of its clients. The Company utilizes its core technical competencies in high speed, real time graphics, CAD/CAE/CAM interfaces, distributed databases and Internet/intranet communications to provide solutions through two interrelated product lines: enterprise-wide product visualization software (software products) and interactive multimedia and custom animation products (interative products). Utilizing its broad base of technology, EAI offers software products that allow customers to reduce time-to-market and to decrease product development costs. Utilizing its experience and its extensive library of computer generated animation assets, EAI offers interactive products with realistic, high-quality 3D animations at reasonable prices within a short time frame.

The Company was incorporated in 1988 in Iowa and, in December 1995, reincorporated in Delaware. The Company maintains its executive offices at 2321 North Loop Drive, Ames, Iowa 50010. The Company's telephone number is (515) 296-9908; its Internet e-mail address is EAII@eai.com; and its World Wide Web address is www.eai.com.

                                  Risk Factors

Variability of Operating Results

The Company has experienced and expects to continue to experience fluctuations in its quarterly results. The Company's revenues are affected by a number of factors, including the timing of the introduction of new software products and interactive products by the Company and its competitors, seasonality of certain customer purchases, product mix, general economic conditions and the Company's ability to obtain agreements from publishers and distributors to market the Company's products. The Company's operating results also will vary significantly depending on changes in pricing, changes in customer budgets and changes in the volume and timing of orders received during the quarter, which are difficult to forecast. As a result of the foregoing and other factors, the Company may experience material fluctuations in future revenues and operating results on a quarterly or annual basis. Therefore, the Company believes that period to period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied upon as indicators of future performance.

Technological Change and Market Acceptance

The Company's success depends on its ability to develop and sell new products, develop site licensing agreements with major manufacturers in the automotive, aerospace, heavy equipment and other manufacturing industries, develop its 3D and 2D software products for new platforms and continue to produce high-quality interactive products in a timely and cost effective manner. In addition, the Company must continually anticipate, and adapt its products to, emerging computer technologies and capabilities, such as enhanced graphics, sound, music, video and speech generation. The life cycles of the Company's products are difficult to estimate because the markets that the Company targets are in the early stages of development and because of uncertainties arising from the effect of future product enhancements, future developments in hardware and software technology and future competition. If the Company's products become outdated and lose market share or if new products or existing product upgrades are not introduced when demanded by the market or are not accepted by the market, the Company's revenues and operating results could be materially adversely affected. There is no assurance that the Company will be able to introduce new products on a timely basis or that such new products will be accepted in the market.

Impact of Acquisitions

In November 1997, the Company acquired Rosetta and Cimtech and will continue to identify and evaluate acquisition opportunities in the future. Any acquisition, however, involves inherent uncertainties, such as the effect on the acquired business of integration into a larger organization and the availability of management resources to oversee the operations of the acquired business. The Company's ability to integrate the operations of the acquired companies is important to its future success. There can be no assurance as to the Company's ability to integrate new businesses nor as to its success in managing the larger operations resulting therefrom. Even though an acquired business may have experienced profitability and growth as an independent company prior to its acquisition by the Company, there can be no assurance that such profitability and growth will continue thereafter.

Dependence on Emerging Market for Software Products and Customer Concentration

The market for enterprise-wide visualization software products in the automotive, aerospace, heavy equipment and other manufacturing industries is emerging and dependent on a number of variables, including customer preferences and the rate of adoption of new technology. There can be no assurance that this market will continue to grow or that the Company's software products will be accepted by the market. The Company's growth is dependent in part on significant demand for its software products. In addition, as the Company increasingly markets it 3D and 2D visualization software as an enterprise-wide solution, there can be no assurance that large customers will be willing to invest in the Company's products on a company-wide basis or that users outside the design and engineering areas will accept the Company's products. In 1997, sales of software products to one customer accounted for 19% of the Company's revenues. There can be no assurance that EAI will be able to continue to sell software products to this customer at 1997 levels or, if it fails to do so, that the Company will be able to replace this customer with new customers.

Dependence on Emerging Market for Interactive Products

The market for interactive multimedia software products is emerging and dependent on a number of variables, including consumer preferences, shipments of multimedia personal computers, the installed base of multimedia personal computers and the number of other publishers creating interactive software products. There can be no assurance that this market will continue to grow. The market for games and educational multimedia software is characterized by rapid changes in computer hardware and software technology and is highly competitive with respect to timely product innovation. The Company's near-term growth is dependent in part on significant demand for its recently released interactive products and for its products under development. However, the Company does not typically receive royalty revenues from a product until the publisher achieves a minimum level of sales of the product, which may not occur immediately after delivery of the product to the publisher, if at all. There can be no assurance that the Company's new interactive products will be accepted by the market or that the Company will be able to respond effectively to the evolving requirements of the market.

Reliance on Third Parties to Market and Distribute Certain Interactive Products

The Company's strategy has been to rely upon third parties to market and distribute its interactive products. EAI does not have an exclusive relationship with any of the current distributors of its interactive products. The Company's relationships with publishers have involved contracts that address a single product or title for a specific market area and do not constitute a continuing marketing and distribution agreement. There can be no assurance that the Company's relationships with publishers will continue or that the Company will be able to find other means to market and distribute its interactive products. Failure to continue such relationships, establish new relationships or develop independent means of marketing and distributing interactive products could have a material adverse effect on the Company's revenues and operating results.

Reliance on Third Parties to Market and Distribute Certain Software Products

In addition to marketing the Company's software products directly to end users, the Company has contractual relationships with Hewlett-Packard to jointly market and Structural Dynamics Research Corporation (SDRC) to jointly market and distribute certain of the Company's software products. Although these contracts represent a significant marketing and distribution opportunity for the Company's software products, there can be no assurance that these contractual relationships will be successful in creating significant sales or that these relationships will be continued beyond their contract terms.

Management of Growth and International Expansion

The Company has experienced and may continue to experience rapid growth which could place a significant strain on the Company's employees, operating procedures, financial resources and information systems. The Company plans to introduce a significant number of new products, increase its production capacity and development expenditures, expand its sales and marketing initiatives and hire additional employees. Such activities will require significant managerial expertise. If the Company is unable to manage its growth effectively, the Company's revenues, operating results and financial condition could be materially adversely affected. In addition, in connection with the Company's plans to increase its sales and marketing presence in Europe and Asia, the Company will be incurring expenses in advance of revenues. If the Company is unsuccessful in generating sufficient revenues to recover their expenses or is unable to hire, train and retain experienced international sales and marketing personnel, the Company's revenues, operating results and financial condition could be adversely affected. Increased international activity could expose the Company to foreign currency fluctuations, foreign labor laws and other unforeseen problems.

Competition

The Company expects significant competition in each of its two product lines:

SOFTWARE PRODUCTS

Large computer companies or companies competing in the CAD/CAE/CAM and project data management markets could offer products with the same or similar functionality as offered by the Company. Such companies, some of which have substantially greater financial and other resources than the Company, include Autodesk Inc., Dassault Systems, Division Plc., IBM, Parametric Technology Corp., SDRC, and Silicon Graphics, Inc. Although the Company believes it has a technological advantage over potential competitors in these markets, maintaining its advantage will require continuing investment by the Company in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that such investments will be successful.

INTERACTIVE PRODUCTS

The interactive software publishing industry is intensely competitive. The Company's sales to the educational and consumer markets may be adversely affected by the increasing number of competitive products. The Company's interactive products will compete directly against other educational and consumer software products including multi-player Internet games. The Company's competitors in this area include a large number of companies, some of which have substantially greater financial, technical, marketing and other resources than the Company, such as Broderbund Software Inc., Condent Corporation International, Digital Domain Inc., GT Interactive Software Corp., and SoftKey International Inc. Moreover, large corporations, such as Microsoft Corporation and The Walt Disney Company, which have substantial bases of intellectual property content and substantial financial resources, have entered or announced their intention to enter the market for consumer software.

While the Company believes that most special effects firms target the feature film and advertising markets, these firms could refocus their efforts in the commercial markets, an area in which the Company derives a portion of its interactive product revenue. These special effects firms, some of which have substantially greater financial, technical, marketing and other resources than the Company, include Dreamworks SKG, Industrial Light and Magic (a division of Lucasfilm Limited), and Pixar. In addition, a large number of small companies provide custom animations to commercial markets as a complement to their primary business of studio film production, engineering consulting and communications consulting.

Year 2000 Computer Conversion

The Company has developed and implemented a plan to upgrade its information technology in order to prepare for the year 2000 and has completed conversion of all critical data processing systems. All of the Company's systems and applications are 2000 compliant. The company has also initiated communications with its significant vendors to determine the extent to which the Company's systems may be vulnerable to third parties' failure to remediate their own 2000 issues. Management currently does not anticipate such a failure to be an issue. However, operating results could be impacted if the systems of other companies with whom the Company transacts business are not compliant in a timely manner.

Protection of Proprietary Rights

The Company's success and ability to compete is dependent in part upon its extensive proprietary technology and databases. The Company relies primarily on a combination of copyright, trademark and trade secret laws, employee and third party non-disclosure and non-competition agreements and other methods to protect its proprietary rights. There can be no assurance that these measures will prevent the Company's competitors from obtaining or using the Company's proprietary technology and databases. Certain of the Company's products include mechanisms intended to prevent or inhibit unauthorized copying. In addition, the Company packages its software products with license agreements, which prohibit unauthorized copying of such products. Unauthorized copying does, however, occur in the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's revenues and operating results could be adversely affected. The laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and proprietary rights to the same extent as do the laws of the United States. Furthermore, as the number of software products in the industry increases and the functionality of these products further overlaps, software developers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products, or that any such assertion will not require the Company to enter into royalty arrangements or result in costly litigation.

Dependence on Key Personnel

The Company's future success depends in large part on the continued service of its key technical, marketing, sales and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees. The Company's key employees may voluntarily terminate their employment with the Company at any time. Competition for such employees is intense and the process of locating key technical and management personnel with the combination of skills and attributes required to execute the Company's strategy can be lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect on the Company's revenues, operating results and financial condition. The Company maintains key person insurance covering certain of its executive officers. However, the amount of insurance may not be sufficient to offset the Company's loss of the services of any of its executive officers.

Risk of Liability Claims by Customers

Although the Company has not experienced product liability claims by customers, the Company could experience such claims in the future. The Company's interactive software products carry a disclaimer that the products should not be used for diagnostic or treatment purposes and are only for educational and medical reference purposes. The Company has general liability insurance and insurance for errors and omissions in the content of its products. If a liability claim were to be made, there can be no assurance that the Company would be successful in defending against the claim or, if unsuccessful, that the amount of insurance coverage, if any, would be sufficient to pay the claim.

Share Price Volatility

The trading price of the Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the software and computer industries and other events or factors. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

Anti-Takeover Provisions

The Company's Certificate of Incorporation and By-laws and Delaware law contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of the Company not approved by the Board of Directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of the Company's stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the shares of Common Stock at a premium, as well as create a depressive effect on the market price of the shares of Common Stock. In addition to the Common Stock, the Company's Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock. The Company has no current plans to issue any shares of preferred stock. However, because the rights and preferences for any series of preferred stock may be set by the Board of Directors in its sole discretion, the Company may issue preferred stock that has rights and preferences superior to the rights of holders of shares of the Common Stock and thus may adversely affect the rights of holders of shares of the Common Stock. In addition, the Board of Directors has adopted a Stockholders Rights Plan that may have an anti-takeover effect and may discourage or prevent takeover attempts not first approved by the Board of Directors (including takeovers that certain stockholders may deem to be in their best interests).

Dividends

The Company has not paid any dividends and does not currently anticipate paying cash dividends in the future. There can be no assurance that the Company will ever pay a cash dividend.

                                Use of Proceeds

EAI will not receive any proceeds from the sale of the Common Stock offered hereby, nor will such proceeds be available for EAI's use or benefit.

                              Selling Stockholders

The shares of Common Stock covered by this Prospectus are being registered for reoffers and resales by Selling Stockholders of the Company. The Selling Stockholders named on the following table may resell all, a portion, or none of the Common Stock covered by this Prospectus.

The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of March 10, 1998.

                                                                                              Number of Shares
                                                                                             Beneficially Owned
                                                      Number of Shares    Number of Shares    After the Sale of
Name of Selling Stockholder and                         Beneficially         Covered By       Shares Covered by
Position with the Company                                 Owned(1)        This Prospectus    this Prospectus(2)
---------------------------------------------------  -------------------  ----------------  ---------------------
FORMER CIMTECH STOCKHOLDERS(3)
Clark S. Gaff(4)...................................          14,155                5,000              9,155
James Gordon.......................................           4,252                4,252                  0
Trustees of Grinnell College.......................          10,479               10,479                  0
Ruben Inofuentes...................................             135                  135                  0
Iowa Seed Capital Corporation......................           7,276                7,276                  0
James D. Kilts.....................................           5,773                  273              5,500
Jack Linge.........................................           2,910                  100              2,810
Mid America Development............................           3,477                3,477                  0
David Sly..........................................          38,671                9,667             29,004
                                                                                --------
  Subtotal.........................................                               40,659
FORMER ROSETTA SHAREHOLDERS AND TCV MEMBERS(5)
Thomas Aldrich.....................................          14,605                4,605             10,000
Craig W. Barry.....................................             465                  465                  0
Michael N. Barry, Vice President, Co-General
 Manager Software Division(6)......................         188,912               26,000            162,912
Michelle J. Barry..................................             465                  465                  0
Terry Beyer and Anna Richardson....................           3,568                2,400              1,168
Bryce Bollwahn.....................................             621                  621                  0
Jane and Robert Chew...............................              76                   76                  0
Gary J. Collins....................................           1,561                1,561                  0

                                                                                              Number of Shares
                                                                                             Beneficially Owned
                                                      Number of Shares    Number of Shares    After the Sale of
Name of Selling Stockholder and                         Beneficially         Covered By       Shares Covered by
Position with the Company                                 Owned(1)        This Prospectus    this Prospectus(2)
---------------------------------------------------  -------------------  ----------------  ---------------------
Cronus, Inc........................................          17,452                9,452              8,000
Claire E. Crowe....................................           6,493                1,000              5,493
John P. Crowe......................................         190,915               45,915            145,000
Joseph M. Crowe....................................           9,910                2,000              7,910
Joseph M. Crowe, Jr................................          10,450                2,450              8,000
Martin C. Crowe....................................           5,449                1,000              4,449
Luis Doctor........................................              76                   76                  0
James Galloway.....................................             154                  154                  0
First Trust Corporation as Trustee for Lawrence
 Gueval I.R.A......................................           2,303                1,500                803
Mary H. Gueval.....................................             946                  100                846
Kenneth Hammer.....................................              76                   76                  0
Con R. Hanger and Molly McCoy......................             507                  307                200
Mary Patricia Hanger...............................           2,868                  268              2,600
Robert W. Harte....................................              31                   31                  0
First Trust Corporation as Trustee for William J.
 Harte I.R.A.......................................           6,312                6,312                  0
Dennis M. Karchon..................................           1,536                  512              1,024
James Karchon(7)...................................         158,638               70,186             79,000
Jeffrey Michael Katz...............................          23,995                6,000             17,995
Thomas E. Keller...................................           7,303                1,093              6,210
Joseph T. Kelly....................................           9,390                  390              9,000
John J. Kiely......................................           1,042                  347                695
Walter G. Kirkaldie................................             115                  115                  0
James K. Knoble, Trustee...........................           5,217                1,565              3,652
Kathryn K. Koslowsky...............................           8,866                3,866              5,000
Kenneth Lango......................................           2,988                1,988              1,000
John Mark Legg.....................................           8,346                2,346              6,000
Carl Machover......................................              82                   82                  0
Kenneth and Catherine Martens......................             256                  100                156
John Meissen.......................................             201                  100                101
Mike O'Reilly......................................             232                  232                  0
Randolph S. Perry..................................             154                   75                 79
Richard Plourde(8).................................           5,593                2,329              3,264
Joe E. Poskin......................................           3,130                1,130              2,000
Peter Pritchard....................................              61                   61                  0
David Ramahi(9)....................................          33,835               31,041              2,794
Frederick A. Rice, Jr. Trust (UTA 7/28/89),
 Frederick A. Rice, Jr. Trustee....................           6,259                2,500              3,759
Roselee Crowe Saracini.............................           5,268                3,598              1,670
Thomas Shuart......................................           2,082                1,082              1,000
Smith, Moore & Co. Profit Sharing Trust A/C........           8,236                3,000              5,236
William Swank......................................          21,889               11,000             10,889
Robert Templin.....................................           3,091                3,091                  0
Arthur J. Temske, Jr. and Nancy Temske.............          19,273                4,500             14,773

                                                                                              Number of Shares
                                                                                             Beneficially Owned
                                                      Number of Shares    Number of Shares    After the Sale of
Name of Selling Stockholder and                         Beneficially         Covered By       Shares Covered by
Position with the Company                                 Owned(1)        This Prospectus    this Prospectus(2)
---------------------------------------------------  -------------------  ----------------  ---------------------
Kenneth Vartanian, Vice President of North American
 Sales, and Karen Vartanian(10)....................         177,525               18,331            159,194
Kenneth Young......................................             745                  745                  0
                                                                                --------
  Subtotal.........................................                              278,239
OTHER SELLING STOCKHOLDERS
Jerome M. Behar, Vice President of Finance and
 Chief Financial Officer(11).......................          13,837                2,000             11,837
Michael Crow, Ph.D., Director(12)..................          75,498                4,050             71,448
Michael J. Jablo, Vice President, Co-General
 Manager Software Division(13).....................          41,250                7,500             33,750
Patricia F. Johnson, Vice President of Human
 Resources(14).....................................           6,000                6,000                  0
Laurence J. Kirshbaum, Director(15)................           8,625                1,500              7,125
Guido T. Persch, Vice President of Engineering
 Software(16)......................................          41,443                4,660             36,783
Matthew M. Rizai, Ph.D., Chairman, Chief Executive
 Officer, President, Treasurer and Director(17)....         867,154              250,695            616,459
James L. Ryan, Vice President of Marketing(18).....           9,322                3,000              6,322
Adrian Sannier, Ph.D., Vice President and General
 Manager Interactive Division(19)..................          16,800                7,500              9,300
Jay E. Shannan, Ph.D., Vice President of
 Operations(20)....................................         290,724               77,556            213,168
Jeff D. Trom, Ph.D., Vice President of Software
 Development(21)...................................         652,776              168,444            484,332
Martin J. Vanderploeg, Ph.D., Executive Vice
 President and Director(22)........................         867,154              250,695            616,459
                                                                                --------
  Subtotal.........................................                              783,600
                                                                                --------
  Total............................................                            1,102,498
                                                                                --------
                                                                                --------

------------------------

 (1) Includes shares of Common Stock subject to options which vest within 60 days of the date hereof, which are deemed to be "beneficially owned" within the meaning of Section 13(d) of the Exchange Act.

 (2) There were 9,873,475 shares of Common Stock outstanding as of March 9, 1998. Assuming, in the case of each Selling Stockholder, that all shares of Common Stock covered by this Prospectus are sold and that no additional shares are purchased or sold by any Selling Stockholder, after the sale of all shares covered by this Prospectus no Selling Stockholder will own in excess of 1% of the outstanding shares of Common Stock other than Michael N. Barry, John P. Crowe, Kenneth Vartanian, Guido T. Persch, Matthew M. Rizai, Jay Shannan, Jeff Trom and Martin Vanderploeg, who will own 1.58%, 1.41%, 1.55%, 1.38%, 5.91%, 2.07%, 4.69%, and 5.84%, respectively.

 (3) Includes former employees and officers of Cimtech, some of whom are currently employees of the Company.

 (4) Includes 48 shares issuable upon the exercise of options that will vest within 60 days, none of which are offered hereby.

 (5) Includes (i) former employees and officers of Rosetta (some of whom are currently employees of the Company), (ii) former managers of TCV, and (iii) assignees of former TCV members.

 (6) Includes 139,282 shares held by Miken, Inc., of which Mr. Barry is an officer and director, none of which are offered hereby.

 (7) Includes 17,452 shares held by Cronus Inc., of which Mr. Karchon is President, 9,452 of which are offered hereby.

 (8) Includes 3,264 shares issuable upon the exercise of options that will vest within 60 days, none of which are offered hereby.

 (9) Includes 2,794 shares issuable upon the exercise of options that will vest within 60 days, none of which are offered hereby.

(10) Includes 139,282 shares held by Miken, Inc., of which Mr. Vartanian is an officer and director, none of which are offered hereby.

(11) Includes 13,687 shares issuable upon the exercise of options that will vest within 60 days, 2,000 of which are offered hereby.

(12) Includes 11,550 shares issuable upon the exercise of options that will vest within 60 days, none of which are offered hereby.

(13) Includes 38,250 shares issuable upon the exercise of options that will vest within 60 days, 4,500 of which are offered hereby.

(14) Consists of shares issuable upon the exercise of options that will vest within 60 days, all of which are offered hereby.

(15) Consists of shares issuable upon the exercise of options that will vest within 60 days, 1,500 of which are offered hereby.

(16) Includes 8,016 shares issuable upon the exercise of options that will vest within 60 days, none of which are offered hereby.

(17) Includes 399,516 shares issuable upon exercise of options that will vest within 60 days, of which 250,695 shares are offered hereby, and 467,638 shares held by the Matthew Rizai Family Limited Partnership.

(18) Consists of shares issuable upon the exercise of options that will vest within 60 days, 3,000 of which are offered hereby.

(19) Consists of shares issuable upon the exercise of options that will vest within 60 days, 7,500 of which are offered hereby.

(20) Includes 18,375 shares issuable upon the exercise of options that will vest within 60 days, none of which are offered hereby.

(21) Includes 18,375 shares issuable upon the exercise of options that will vest within 60 days, none of which are offered hereby.

(22) Includes 399,516 shares issuable upon exercise of options that will vest within 60 days, 150,417 of which are offered hereby.

                               Other Information

On February 2, 1998, the Board of Directors of the Company declared a three-for-two stock split in the form of a stock dividend. This dividend was paid on February 27, 1998, to stockholders of record on February 12, 1998. All of the share amounts in this Prospectus reflect the stock split.

At the Annual Meeting of the Company's stockholders scheduled for May 1, 1998, the Company intends to seek stockholder approval of an amendment to the Company's Certificate of Incorporation. The proposed amendment would increase the number of shares of Common Stock of the Company authorized for issuance from 20,000,000 to 60,000,000.

                              Plan of Distribution

All of the shares of Common Stock are being offered by Selling Stockholders, and the Company will not receive any proceeds from any sale of Common Stock covered by this Prospectus.

The Selling Stockholders may sell the Common Stock being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through J.P. Morgan Securities Inc., (iv) through dealers, or (v) through a combination of any such methods of sale. The distribution of the Common Stock offered hereby may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

Offers to purchase Common Stock may be solicited directly by the Selling Stockholders or by agents designated by the Selling Stockholders from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Common Stock in respect of which this Prospectus is delivered will be named, and any commissions payable by the Selling Stockholders to such agent will be set forth, in one or more prospectus supplements (each a "Prospectus Supplement"). Unless otherwise indicated in such a Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less).

If J.P. Morgan Securities Inc. is utilized in the sale, the Company and the Selling Stockholders will execute an underwriting agreement with J.P. Morgan Securities Inc. at the time of sale to them, and the names of the underwriters and the terms of the transactions will be set forth in a Prospectus Supplement, which will be used by J.P. Morgan Securities Inc. to make resales of the Common Stock covered by this Prospectus. There is no agreement at this time between the Selling Stockholders and J.P. Morgan Securities Inc. with respect to such shares of Common Stock.

If a dealer is utilized in the sale of the Common Stock covered by this Prospectus, the Company will sell such Common Stock to the dealer, as principal. The dealer may then resell such Common Stock to the public at varying prices to be determined by such dealer at the time of resale.

J.P. Morgan Securities Inc., dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business. Also, J.P. Morgan Securities Inc., dealers, agents and other persons may be entitled under agreements which may be entered into with the Company and the Selling Stockholders, to indemnification against, or contribution with respect to, certain civil liabilities, including liabilities under the Securities Act.

                                 Legal Matters

The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Gardner, Carton & Douglas, Chicago, Illinois.

                                    Experts

The consolidated financial statements of EAI included in EAI's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the year 1996, is based in part on the report of Arthur Andersen LLP, independent public accountants. The financial statements referred to above are incorporated by reference in reliance upon such reports given upon authority of such firms as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The expenses relating to the registration of Common Stock will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee...............  $  12,990
National Association of Securities Dealers, Inc. Filing Fee.......      4,904
Legal Fees and Expenses...........................................     75,000
Accountants' Fees.................................................     15,000
Printing Fees.....................................................     20,000
Transfer Agent Fees...............................................      5,000
Miscellaneous.....................................................     12,106
                                                                    ---------
    Total.........................................................  $ 145,000

Item 15.  Indemnification of Directors and Officers.

The Company's Certificate of Incorporation and by-laws provide that the Company shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

Section 102 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Company's Certificate of Incorporation includes a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Item 16.  List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibit.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

       Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, State of Iowa, on this 11th day of March 1998.

                                ENGINEERING ANIMATION, INC.

                                By:             /s/ MATTHEW M. RIZAI
                                     -----------------------------------------
                                                  Matthew M. Rizai
                                         CHAIRMAN, CHIEF EXECUTIVE OFFICER,
                                         PRESIDENT, TREASURER AND DIRECTOR

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned hereby constitutes and appoints, jointly and severally, Matthew M. Rizai and Jamie A. Wade, or either of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this Registration Statement, any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and any and all additional registration statements filed pursuant to Rule 462(b) related to this Registration Statement, and to file the same, with all exhibits thereto and nay all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 11th day of March, 1998.

          Signatures                      Title
------------------------------  --------------------------

                                Chairman, Chief Executive
     /s/ MATTHEW M. RIZAI         Officer, President,
------------------------------    Treasurer and Director
       Matthew M. Rizai           (Principal Executive
                                  Officer)

  /s/ MARTIN J. VANDERPLOEG     Executive Vice President
------------------------------    and Director
    Martin J. Vanderploeg

                                Vice President of Finance
     /s/ JEROME M. BEHAR          and Chief Financial
------------------------------    Officer (Principal
       Jerome M. Behar            Financial and Accounting
                                  Officer)

                                Vice President of
      /s/ JAMIE A. WADE           Administration, General
------------------------------    Counsel, Secretary and
        Jamie A. Wade             Director

       /s/ MICHAEL CROW         Director
------------------------------
         Michael Crow

  /s/ LAURENCE J. KIRSHBAUM     Director
------------------------------
    Laurence J. Kirshbaum

                               INDEX TO EXHIBITS

 Exhibit No.   Description
-------------  ------------------------------------------------------------------------------------------------------
       4.1     Specimen Stock Certificate*
       4.2     Rights Agreement between the Company and First Chicago Trust Company of New York, dated as of January
                 1, 1996*
       5.1     Opinion of Counsel re: legality
      23.1     Consent of Ernst & Young LLP
      23.2     Consent of Arthur Andersen LLP
      23.3     Consent of Gardner, Carton & Douglas (included in Exhibit 5)
      24       Power of Attorney (included on Signature Page)

------------------------

* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 33-80705) filed with the Commission on January 31, 1996.

                                      E-1